GUARANTY BANCSHARES, INC. EXPANDS WITH OPENING OF
                           PITTSBURG, TEXAS LOCATION

NEWS RELEASE

MT. PLEASANT, TEXAS (April 22, 1999) - Guaranty Bancshares, Inc. (Nasdaq:
GNTY), the parent company of Guaranty Bank, announced today that they have received regulatory approval from the Texas Department of Banking and the Federal Deposit Insurance Corporation to open a new full-service banking facility in Pittsburg, Texas. Guaranty Bank - Pittsburg will be located on property purchased at 116 S. Greer Boulevard in Pittsburg.

Bruce T. Harwell will oversee the new bank. Harwell has over 16 years experience in banking including lending experience for consumer, commercial, and mortgage lending. He has a bachelor's and master's degree from East Texas State University and is a graduate of the Louisiana State University School of Banking.

As of March 31, 1999, Guaranty Bank, chartered in 1913, reported $197.0 million in loans, an increase of $34.0 million or 20.8% over the last 12 months. Art Schlarlach, President of Guaranty Bancshares commented, "Guaranty Bank continues to have a strong commitment to community banking and to remain independent through our ongoing expansion program of diversification of markets and customer base. We are proud to open our eighth location and are pleased to have Bruce associated with Guaranty Bank - Pittsburg."

Scharlach added, "Guaranty continues to expand its Northeast Texas customer base as assets increased $37.2 million or 14.9% in the last twelve months to $284.5 million and deposits increased $28.6 million or 12.7% to $253.7 million for the same period. We continue to execute an aggressive growth strategy, including acquisitions and adding new locations in our regional markets."

For more information about Guaranty Bancshares, Inc., please access the Company's new Web site at http://www.gnty.com.

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

For further information contact:

Arthur B. Scharlach, Jr., President             903/ 572-9881
or
Clifton A. Payne, Sr. Vice President            903/ 572-9881